UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3)

Colony Capital, Inc.
(Name of Issuer)

Class A Common Stock, $0.01 par value
(Title of Class of Securities)

19624R106
(CUSIP Number)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 8,378,719
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 8,378,719
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,378,719
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.5% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015, as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Emanuel J. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 8,378,719
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 8,378,719
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,378,719
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.5% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015, as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Debt Opportunities Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 4,772,120
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 4,772,120
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,772,120
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015, as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Debt Opportunities GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 4,772,120
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 4,772,120
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,772,120
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015, as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Financial Services Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Financial Services GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Debt Opportunities Master Fund II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,165,411
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,165,411
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,165,411
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015, as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Debt Opportunities II GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 2,165,411
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 2,165,411
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,165,411
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015, as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Income Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 100,000
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 100,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015 as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Income GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 100,000
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 100,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)    Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015, as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Beltway Strategic Opportunities Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,341,188
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 1,341,188
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,341,188
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015, as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

CUSIP No. 19624R106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EJF Beltway Strategic Opportunities GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,341,188
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 1,341,188
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,341,188
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (1)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Percentage is based on 111,676,324 shares of Class A common stock outstanding as of November 5, 2015, as disclosed in the Issuer's Form 10-Q filed with the SEC on November 9, 2015.

Item 1. (a)                      Name of Issuer

Colony Capital, Inc.

Item 1. (b)                      Address of Issuer’s Principal Executive Offices

515 S. Flower St., 44th Floor
Los Angeles, CA 90071

Item 2. (a)                      Name of Person Filing

This Amendment No. 3 to the Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i)	EJF Capital LLC;
(ii)	Emanuel J. Friedman;
(iii)	EJF Debt Opportunities Master Fund, L.P. (the “Debt Fund”);
(iv)	EJF Debt Opportunities GP, LLC;
(v)	EJF Financial Services Fund, LP (the “Financial Services Fund”);
(vi)	EJF Financial Services GP, LLC;
(vii)	EJF Debt Opportunities Master Fund II, LP (the “Debt Fund II”);
(viii)	EJF Debt Opportunities II GP, LLC;
(ix)	EJF Income Fund, LP (the “Income Fund”);
(x)	EJF Income GP, LLC;
(xi)	Beltway Strategic Opportunities Fund L.P. (the “Beltway Fund”); and
(xii)	EJF Beltway Strategic Opportunities GP LLC

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Amendment No. 3 to the Schedule 13G is being filed on behalf of each of them.

Item 2. (b)                      Address of Principal Business Office or, if None, Residence

The address of the principal business office of each Reporting Person is:

2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

Item 2. (c)                      Citizenship

See Item 4 of the attached cover pages.

Item 2. (d)                      Title of Class of Securities

Class A Common Stock, $0.01 par value (“Common Stock”)

Item 2. (e)                      CUSIP Number

19624R106

Item 3.                        If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.                        Ownership

(a)	Amount beneficially owned:

See Item 9 of the attached cover pages.

(b)	Percent of class:

See Item 11 of the attached cover pages.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of the attached cover pages.

(ii) Shared power to vote or to direct the vote:

See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

Each of the Debt Fund, the Debt Fund II, the Income Fund, and the Beltway Fund is the record owner of the shares of Common Stock shown on item 9 of their respective cover pages.

EJF Debt Opportunities GP, LLC is the general partner of the Debt Fund and an investment manager of certain affiliates thereof and may be deemed to share beneficial ownership of the shares of Common Stock of which the Debt Fund is the record owner.

EJF Debt Opportunities II GP, LLC is the general partner of the Debt Fund II and an investment manager of an affiliate thereof and may be deemed to share beneficial ownership of the shares of Common Stock of which the Debt Fund II is the record owner.

EJF Income GP, LLC is the general partner of the Income Fund and the investment manager of an affiliate thereof and may be deemed to share beneficial ownership of the shares of Common Stock of which the Income Fund is the record owner.

EJF Beltway Strategic Opportunities GP LLC is the general partner of the Beltway Fund and may be deemed to share beneficial ownership of the shares of Common Stock of which the Beltway Fund is the record owner.

The Financial Services Fund was the record owner of the shares of Common Stock previously reported by it on a schedule 13G/A filed on February 17, 2015, but no longer owns such shares of Common Stock.

EJF Financial Services GP, LLC is the general partner of the Financial Services Fund and an investment manager of certain affiliates thereof and may be deemed to have shared beneficial ownership of the shares of Common Stock of which the Financial Services Fund was the record owner.

EJF Capital LLC is the sole member of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC, EJF Financial Services GP, LLC, EJF Income GP, LLC, and Beltway Strategic Opportunities GP LLC, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership. EJF Capital LLC also serves as the investment manager of the Beltway Fund and may be deemed to share beneficial ownership of the shares of Common Stock of which the Beltway Fund is the record owner. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock over which EJF Capital LLC may share beneficial ownership.

Item 5.                      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than  five percent of the class of securities, check the following [  ].

As of the date hereof, the Financial Services Fund and EJF Financial Services GP, LLC no longer beneficially own any shares of the Issuer's Common Stock.

Item 6.                      Ownership of More than Five Percent on Behalf of Another Person

See item 4.

Item 7.                      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.                      Identification and Classification of Members of the Group

Not Applicable.

Item 9.                      Notice of Dissolution of Group

Not Applicable.

Item 10.                    Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 16, 2016

EJF CAPITAL LLC
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.
By: Its:	EJF DEBT OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL SERVICES FUND, LP
By: Its:	EJF FINANCIAL SERVICES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL SERVICES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES MASTER FUND II, LP
By: Its:	EJF DEBT OPPORTUNITIES II GP, LLC General Partner

By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES II GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF INCOME FUND, LP
By: Its:	EJF INCOME GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF INCOME GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

BELTWAY STRATEGIC OPPORTUNITIES FUND L.P.
By: Its:	EJF BELTWAY STRATEGIC OPPORTUNITIES GP LLC General Partner

By: Its:	EJF CAPITAL LLC Sole Member

By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF BELTWAY STRATEGIC OPPORTUNITIES GP LLC
By: Its:	EJF CAPITAL LLC Sole Member

By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EXHIBIT A

The undersigned, EJF Capital LLC, a Delaware limited liability company, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities GP, LLC, a Delaware limited liability company, EJF Financial Services Fund, LP, a Delaware limited partnership, EJF Financial Services GP, LLC, a Delaware limited liability company, EJF Debt Opportunities Master Fund II, LP, an exempted limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities II GP, LLC, a Delaware limited liability company, EJF Income Fund, LP, a Delaware limited partnership, EJF Income GP, LLC, a Delaware limited liability company, Beltway Strategic Opportunities Fund L.P., an exempted limited partnership organized under the laws of the Cayman Islands, and EJF Beltway Strategic Opportunities GP LLC, a Delaware limited liability company, hereby agree and acknowledge that the information required by this Amendment No. 3 to the Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  February 16, 2016

EJF CAPITAL LLC
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.
By: Its:	EJF DEBT OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL SERVICES FUND, LP
By: Its:	EJF FINANCIAL SERVICES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF FINANCIAL SERVICES GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES MASTER FUND II, LP
By: Its:	EJF DEBT OPPORTUNITIES II GP, LLC General Partner

By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF DEBT OPPORTUNITIES II GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF INCOME FUND, LP
By: Its:	EJF INCOME GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF INCOME GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

BELTWAY STRATEGIC OPPORTUNITIES FUND L.P.
By: Its:	EJF BELTWAY STRATEGIC OPPORTUNITIES GP LLC General Partner

By: Its:	EJF CAPITAL LLC Sole Member

By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer

EJF BELTWAY STRATEGIC OPPORTUNITIES GP LLC
By: Its:	EJF CAPITAL LLC Sole Member

By:	/s/ Neal J. Wilson
	Name:	Neal J. Wilson
	Title:	Chief Operating Officer